Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") dated as of July 1, 2018, between ANIL R. DIWAN, c/o NanoViricides, Inc., 1 Controls Drive, Shelton, CT 06484 ("Employee"), and NanoViricides, Inc., a corporation with offices at 1 Controls Drive, Shelton, CT 06484("the Company").

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will employ the Employee and the Employee will serve as an employee of the Company.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.       Employment

The Company agrees to employ the Employee, and the Employee hereby agrees to such employment, subject to the terms and conditions set forth in this Agreement.

2.       Term

The term of this Agreement shall commence on July 1, 2018 and shall continue for three (3) years, i.e. ending June 30, 2021, but subject to the approval of the Board of Directors, renewable annually thereafter upon approval of the Board of Directors, provided that either party can terminate the employment at any time, for any reason, upon 30 days’ notice (the “Employment Period”).

3.       Position and Duties

The Employee shall serve as President, and as Chairman of the Board of Directors, and perform the usual duties of said offices, and shall have responsibility, subject to direction of the Board of Directors, for participating in the management and direction of the Company's business and operations, and shall perform such specific other tasks consistent with such position as may from time to time be assigned to him by the Board of Directors. The Employee shall devote his business time to the performance of his duties hereunder, and shall devote his labor, skill, attention, and best ability in a manner that will faithfully and diligently further the business and interests of the Company. Upon the commencement of the Employment Period, the Employee shall fulfill such general management duties and responsibilities as are consistent with the position of President, at the direction of the Board of Directors. In his capacity as President, the Employee shall endeavor to (i) assist the Chief Executive Officer in obtaining financing and presenting to investors, (ii) identify and strategize the requirements for preclinical and clinical development of the Company’s drug candidates; (iii) identify markets for the Company's products and services; (iv) maintain, expand, and improve the Company's profile in the financial markets; (v) develop strategies and operational plans for bringing the Company’s products to market; (vi) identify potential business partners for strategic or marketing alliances; (vii) establish budgets and control costs with regard to the foregoing; (ix) implement the Company's business strategies; and (x) perform such other tasks as relate to the growth of the Company’s business. The Company shall provide the necessary support, including financial and administrative support, to the Employee for the execution of his duties.

Employee shall primarily be based at 1 Controls Drive, Shelton, Connecticut. The Employee agrees that he will travel to whatever extent it is reasonably necessary in the conduct of the Company's business; provided, however, that the Employee shall not be required directly or indirectly to relocate without his consent.

4.       Indemnification

A.       Subject to the provisions of the Company's Articles of Incorporation, as amended from time to time, the Company shall indemnify the Employee to the fullest extent permitted by the Revised Statutes of the State of Nevada, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses, and attorney's fees) actually and necessarily incurred or paid by the Employee in connection with any action, suit, investigation, or proceeding arising out of or relating to the performance by the Employee of services for, or the acting by Employee as an officer or employee of, the Company, or any other person or enterprise at the Company's request provided that he acted in good faith, for a purpose which he reasonably believed to be in the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. The Employee’s expenses incurred in any such action, suit, investigation or proceeding shall be advanced as incurred upon an undertaking by the Employee to repay such expenses if they are subsequently finally adjudicated and not indemnifiable.

B. The Company understands that from time to time the Employee may need to retain and consult with an external legal firm to assist him with his duties and obligations to the Company, including but not limited to matters related to the Board of Directors and to the Audit Committee of the Board. The Employee’s expenses incurred in any such consultations shall be reimbursed by the Company in full upon submission of an appropriate expense report for approval by the Audit Committee of the Board of Directors.

C.       No indemnification may be made to or on behalf of the Employee if a judgment or final adjudication adverse to the Employee establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

D.       The Company shall maintain appropriate levels of D&O insurance as well as other insurance for general business and product liability insurances.

5.       Compensation and Benefits

The total compensation consists of base salary, fringe benefits, stock awards, incentive awards, and performance bonuses as follows:

A.       Base Salary and Fringe Benefits

As compensation for the Employee's services hereunder during the Employment Period, the Company shall pay the Employee a base salary of four hundred thousand ($400,000) dollars per annum, commencing July 1, 2018, and through the effective period of the contract unless amended by the Compensation Committee. Any base salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices, but no less frequently than once each month.

The Employee shall be entitled to participate in all fringe benefits the Company provides for its employees generally, and such other benefits as the Company provides generally for its senior executives. Such fringe benefits may include paid time off (vacation and sick days), right to unpaid FMLA time off, medical insurance coverage (health, dental and vision), and Employee Retirement Plan, as may exist from time to time. In addition, the Company shall maintain a Term Life Insurance policy for the Employee, valued at $2 Million, of which $1 Million shall be assigned to the Company and remaining to the Employee’s Estate.

B.       Grant of Series A Preferred Shares

As an incentive towards the ultimate success of the Company, and to provide leadership authority to the Executive, the Company grants 225,000 shares of the Company’s Series A Preferred Shares to Employee (the “Preferred Stock”) upon execution of this Agreement and the Employee accepts such grant for itself and its successors and assigns, as follows:

(i)     Shareholder Rights Pertaining to Granted Series A Preferred Shares

From and after the Grant Date, Employee will be recorded as a shareholder of the Company with respect to the full amount of the Granted Series A Preferred Shares less any Shares that are forfeited, transferred back to the Company or otherwise cancelled. Employee shall be entitled, from and after the Grant Date, to vote the full amount of Granted Shares, whether vested or unvested, less any shares that are forfeited, transferred back to the Company or otherwise cancelled.

(ii)        Transfer Restrictions; Vesting

        (a) Employee's rights in and to the Shares shall be vested pursuant to the vesting table below and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Provided that the Employee has not experienced a Termination of Service and remains continuously employed with the Company, the Shares shall become vested following the Grant Date as specified below with respect to a number of shares of Common Stock (rounded to the nearest whole share) equal to the percentage of the total number of shares subject to the Award in accordance with the following schedule:

Vesting Date Following Grant Date	Percent (%) of Shares Vested
1st Period: June 30, 2019	33 1/3%
2nd Period: June 30, 2020	66 2/3%
3rd Period: June 30, 2021	100%

               Shares that have vested and are no longer subject to forfeiture according to the above vesting schedule are referred to herein as "Vested Shares." Shares that have not vested and remain subject to forfeiture under the preceding schedule are referred to herein as "Unvested Shares."

               (b) The vesting period and the amount of the Award set forth above shall be adjusted on a prorated basis by the Board of Directors to reflect the decreased level of employment during any period in which the Employee is on an approved leave of absence or is employed on a less than full time basis.

               (c) Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Unvested Shares shall be strictly prohibited and void; provided, however, that the Board of Directors, in its sole discretion, may permit the Employee to assign or transfer an Award, provided that the Award shall be subject to all the terms and condition of this Agreement and any other terms required by the Board of Directors as a condition to such transfer.

(iii).     Forfeiture upon Termination of Employment; Company Transaction

Upon a Termination of Service for any reason, including without limitation, termination by the Company for Cause, voluntary resignation by the Employee or the Employee's death, Disability or Retirement, the Unvested Shares shall be forfeited by the Employee and cancelled and surrendered to the Company without payment of any consideration to the Employee.

C.       Intentionally omitted.

D.        Performance Bonus

The Employee's performance shall be reviewed by the Compensation Committee no less frequently than annually and the Compensation Committee shall assist and advise the Board of Directors as to grants of stock options, increase in base salary, or additional incentive awards, based upon performance evaluation by the Compensation Committee. The Employee shall not vote on matters specifically and solely related to his compensation.

E.       Expense Reimbursement

The Employee is required to obtain unanimous approval of the Executive Committee for all events that would require expense reimbursement.

The Company shall promptly pay the reasonable and approved expenses incurred by the Employee in the performance of his duties hereunder, including, without limitation, those incurred in connection with business-related travel, telecommunications, and entertainment, or, if such expenses are paid directly by the Employee, shall promptly reimburse the Employee for such payment, provided that Employee has properly accounted therefore in accordance with the Company's written policy of which the Employee has had reasonable prior notice.

F.       Portable or Cellular Telephone

The Company shall reimburse the Employee for business-related expenses incurred in the use of a portable or cellular telephone.

6.       Termination and Compensation Provisions

Notwithstanding any other provisions of this Agreement, the Employee's employment may be terminated:

A.       For Cause. By the Company for Cause upon notice to the Employee.

"Cause" shall mean the Employee’s having engaged in fraud, embezzlement, theft, commission of a felony or, except as may be required by law or upon advice of counsel, his having been proven to have made an intentional unauthorized disclosure with the knowledge that such disclosure would materially harm the Company’s interests including, but not limited to, trade secrets or other proprietary information of the Company or a subsidiary in violation of written policies regarding disclosure of trade secrets and such information, and the Company believes, that such disclosure has damaged the Company or its subsidiary in a material manner.

B.       Death. In the event of Employee's death during the term of his employment, the Company's obligation to pay further compensation hereunder shall cease forthwith, except that Employee's legal representative shall be entitled to (a) receive his monthly compensation for the period up to the last day of the month in which such death shall have occurred and (b) receive on behalf of the Employee's estate such benefits as to which the Employee may be entitled under then existing benefit policies and programs.

C.        Not for Cause/Severance. By the Company other than for Cause in which event the Company shall pay to the Employee an amount equal to six (6) months salary as severance compensation (without regard to compensation or benefits the Employee receives from any other source). The Employee shall be eligible for all benefits during this 6 month period including bonuses, vesting of previously awarded stock options, health care insurance and other fringe benefits that have been ongoing prior to the written notice(without regard to compensation or benefits the Employee receives from any other source). The Company may elect to pay such severance compensation in a lump sum or in equal payments over a period of not more than six (6) months. If the Employee leaves the employ of the Company voluntarily as a result of a breach of this Agreement by the Company, there having been as of the date of the Company's breach no breach of this Agreement by the Employee which has not been cured or waived, then the Employee's termination of employment shall be deemed to have been a termination by the Company other than for Cause. The Employee may treat reduction in rank or responsibilities as termination without cause.

D.        Voluntary Termination. The Employee may terminate his service to the Company at any time with a written notice of resignation provided at least thirty (30) days prior to such termination date. No severance pay shall be payable to the Employee upon voluntary termination of service by the Employee. However, the Board of Directors may, in its own discretion, award the Employee benefits such as partial vesting rights to unvested stock options, partial continuation of fringe benefits, cash or stock option bonuses, or other benefits, in recognition of the Employee’s service.

E.        Return of Company Property, Instruments of Business, Documents, Confidential and Proprietary Information.

Within 90 days of termination of employment or death, the Employee (or his legal representative in the case of death), must return all Company Property, including computers, tablets, and other instruments paid for by the Company, all documents and correspondence related to the Company, and all confidential and proprietary information that may be in possession of the Employee. The Employee may delete articles of personal content unrelated to the Company, but shall not otherwise delete any information, software, or other files from soft records.

F.        Employee’s Indebtedness to the Company, if any, and Company’s Obligations to the Employee, if any. Notwithstanding any of the foregoing provisions of this Section 6, if the Employee is indebted to the Company, the severance pay or other compensation obligations of the Company or other awards due to the Employee, shall be applied first to such indebtedness, in accordance with the Company’s records; the excess, if any, shall be paid to said Employee and, in any event, the Employee shall remain liable for any excess of his/her indebtedness to the Company over any amounts owed by the Company. In addition, upon termination of the Employee's employment, all loans, expense reimbursements and other amounts owed by the Company to the Employee (other than severance compensation) shall become immediately due and payable within 90 days. All excess indebtedness of the Employee to the Company, and all other deliverables by the Employee to the Company, must be satisfied by the Employee within 90 days from the termination date.

7.       Nondisclosure of Proprietary/Confidential Information

The Employee acknowledges that he will have access to information about the Company and his employment with the Company shall, throughout the Employment Period, bring him into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, and their respective customers, including, without limitation, information proprietary to the Company, trade secrets, and other confidential material, which information is not readily available to the public and all of which is highly confidential and proprietary and was developed at great effort and expense (such material, "Confidential Information"). Employee further acknowledges that the timelines for drug development process are extra-ordinarily long, often requiring as many as ten to twenty years from project initiation to product approval. In recognition of the foregoing, during the Employment Period and for a period of SEVEN(7) years thereafter, regardless of the reason for any termination of employment (whether voluntary or involuntary and whether for Cause or otherwise), the Employee shall not, without the written consent of the Board of Directors of the Company, disclose, or use or make available for anyone to use (except in the course of his employment hereunder and in furtherance of the business of the Company, its subsidiaries, or its affiliates) any Confidential Information and the Employee shall during the continuance of his employment by the Company use his best efforts to prevent the unauthorized publication or misuse of any Confidential Information; provided, however, that Confidential Information shall not include any information (i) known generally to the public (other than as a result of unauthorized disclosure by the Employee) or (ii) developed by the Employee without violating any of the provisions of this Agreement.

The Employee agrees that upon termination of his employment with the Company for any reason, voluntary or involuntary, with or without Cause, he will immediately return to the Company all Confidential Information within his possession (or under his control), and shall not at any time thereafter copy or reproduce the same.

8.       Restrictive Covenant

A.       Employee recognizes and acknowledges that during employment the Employee will have access to, learn, be provided with, and, in some cases, will prepare and create certain confidential proprietary business information, including, but not limited to, client and customer information and customer lists, all of which are of substantial value to the Company's business. The Employee agrees that in addition to any other limitation, for a period of twenty four (24) months after the termination of employment hereunder by him or for any reason by the Employer, the Employee will not, on his behalf or on behalf of any other person, firm, or corporation, call on any of the Employer’s, or that of any of its affiliates or subsidiaries, customers, Investors, analysts, Investment bankers, brokers, or other persons or businesses with which the employer and/ or Its subsidiaries or affiliates had communicated, solicited Investment, or solicited for any business purposes, for the purpose of soliciting and/or providing to any of these customers any non-public information relating to the Company's business, nor will the Employee in any way, directly or indirectly, for himself, or on behalf of any other person, firm, or corporation competing with the Company, solicit, divert, or take away any customers of the Employer, its affiliates, or its subsidiaries. In the event of an actual or threatened breach by the Employee of the provisions of this paragraph, the Company shall be entitled to injunctive relief restraining the Employee from the breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Employee.

B.       During the course of employment and for a period of two (2) years from the date of termination of this Agreement by him or for Cause, Employee shall not, directly or indirectly, individually or on behalf of persons not now parties to this agreement, or as a partner, stockholder, director, officer, principal, agent, employee, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity to engage in a business utilizing technology or other products or businesses that directly compete with the Company's then current customer sales and / or products in development (as of termination). Employee acknowledges the reasonableness of this restrictive covenant and the reasonableness of the geographic area and duration that are a part of this covenant.

C.       The Company recognizes that the Employee has had years of experience in the pharmaceutical, drug development, diagnostic and health care industry, and that concomitant with such experience is a network of personal and business relationships already established prior to employment with the Company, and nothing in Sections 7, 8 or 9 will limit the business or activities of Employee except for the restriction on disclosure of proprietary and confidential information set forth in Section 7 and independently developed by the Company, but limited to the extent that such Information, and contacts have not been disclosed by the Company to third parties.

9.       Non-Solicitation of Former Employees

Employee agrees that during his employment with Employer and for twenty four(24) months, after termination of employment by him or for cause, the Employee will not, on behalf of himself or on behalf of any other person, firm, or corporation, solicit for hire, nor for twenty four (24)months after such termination, hire any of the professional or scientific employees of the Company employed as of such termination.

10.       Independence and Severability

Each of the rights enumerated in Sections 7, 8 and 9 (the Restrictive Covenant, Nondisclosure, and No-Solicitation clauses) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in Sections 7, 8 or 9, or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in Sections 7, 8 and 9 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision to the maximum extent permissible under applicable law(s) and in its reduced form said provision shall then be enforceable.

11.       Specific Remedies

A.       The Employee acknowledges that the Company shall suffer irreparable injury if he breaches his obligations under Sections 7, 8 and 9. Accordingly, in the event of such breach, and notwithstanding the provisions of Article 14, Arbitration, the Employee acknowledges that the Company will be entitled to injunctive relief in any state or federal court of competent jurisdiction within Connecticut. The Employee further submits to the personal jurisdiction of such courts for the purposes of any such action.

B.       Employee hereby acknowledges that his services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that the Company, in enforcing the covenants contained herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in these paragraphs.

12.       Employee's Duty to Mitigate

In the event Employee's employment is actually or constructively terminated by the Company prior to the end of the Employment Period, whether or not such termination is for Cause, Employee agrees to exert reasonable efforts to seek alternative employment in the same or substantially similar position as that held with the Company and at the same or substantially similar remuneration.

13.       Cooperation Following Termination

Provided that he is fairly compensated for his time and reimbursed for his out-of-pocket expenses, the Employee agrees that, following notice of termination of his employment, (i) he will cooperate fully with the Company in all matters relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to such other employees as the Company may designate; and (ii) he will cooperate with the Company as to any and all claims, controversies, disputes, or complaints over which he has any knowledge or that may relate to him or his employment relationship with the Company. Such cooperation includes, but is not limited to, providing the Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

14.       Arbitration

To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of, or in any way connected or related to the Executive's employment with the Company or the termination of that employment, the Company and the Executive each agree that any and all such dispute, whether of law or fact of any nature whatsoever, shall, if dispute cannot be resolved within thirty days despite good faith negotiation, be resolved by final and binding arbitration by The American Arbitration Association - Commercial Division ("AAA") in New Haven, CT. The Employee agrees to submit to binding arbitration for the resolution of any employment related controversy, dispute or claim ("Employment Related Claim"). The term "Employment Related Claim" means any dispute, claim, or controversy against the Company, including claims related to salary, bonuses, stock, options, vacation pay, fringe benefits, expense reimbursement, severance benefits, wrongful discharge, defamation, fraud, and breach of good faith and fair dealing, whether arising out of Employee's employment, the cessation of Employee's employment or any terms or conditions of Employee's employment, or arising out of this Agreement (including the restrictive covenant hereunder), which could have been brought before an appropriate government administrative agency or in an appropriate court. Arbitration pursuant to this Agreement shall be the exclusive means for resolution of such claims and the Company and the Employee understand that by signing this Agreement, they are waiving the right to obtain any legal or equitable relief from any government agency or court, or to commence any court action or to have a jury trial. Notwithstanding the foregoing, Employee does not waive his right to file a complaint with the Equal Employment Opportunity Commission pursuant to Title VII, the ADEA, and/or the OWBPA.

The arbitrator's decision shall be final and binding. The arbitrator shall have the power to award all legal or equitable relief that would have been available in a court of law, including the costs of arbitration, to the extent such damages are allowed under law.

Employee further acknowledges that he has been advised of his right to consult legal counsel with regard to this Agreement.

The arbitration shall be governed by the laws of the State of Connecticut.

15.       Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without giving effect to conflicts of law). Only the state and federal courts of Connecticut shall have jurisdiction over any controversies regarding this Agreement; any action may be brought only in those courts in Connecticut and the United States District Court for the District of Connecticut having jurisdiction of the subject matter. Any process in any such action may be served upon either party by delivering it or mailing it, certified mail, directed to the addresses listed in Section 19.

16.       Integration

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements, and agreements related to the subject matter hereof made prior to the date hereof.

17.       Modifications and Amendments

This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and approved in writing by a majority of the Board of Directors. Such modification or amendment will not become effective until such approval has been given.

18.       Severability

If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

19.       Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date delivered if delivered in person or by telecopy or if mailed, by express courier, postage prepaid, addressed as follows:

If to Employee:	c/o Nanoviricides, Inc.
1 Controls Drive
Shelton, CT 06484

If to the Company:	NanoViricides, Inc.
1 Controls Drive
Shelton, CT 06484

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.

20.       Waiver

The observation or performance of any condition or obligation imposed upon the Employee hereunder may be waived only upon the written consent of the Board of Directorsof the Company. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of the Employee under this Agreement.

21.       Assignment

Neither party shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other party.

22.       Headings

The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

23.       Counterparts

The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written upon.

For NanoViricides, Inc.

/s/
By
Duly authorized

For Employee

/s/

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